Execution Copy

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”), is made by and between AVON PRODUCTS, INC., a New York corporation (the “Corporation”), and ANDREA JUNG (the “Executive”), dated as of this 13th day of December, 2011 (the “Effective Date”).
W I T N E S S E T H:
WHEREAS, the Executive is employed by the Corporation as its Chief Executive Officer pursuant to an Amended and Restated Employment Agreement dated as of December 5, 2008 (the “Existing Agreement”); and
WHEREAS, the Corporation intends to actively recruit a successor Chief Executive Officer and the Executive has agreed to assist the Corporation in such efforts and thereafter to continue to serve as Executive Chairman of the Corporation for a transition period thereafter as more fully set forth herein and the parties hereto wish to enter into new terms of employment to be effective upon the successor Chief Executive Officer's commencement of employment with the Corporation in accordance with the terms of this Agreement.
NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the Corporation and the Executive do hereby agree as follows:
1.Employment. From the Effective Date and continuing until the earlier of (i) such date on which a successor Chief Executive Officer commences employment with the Corporation (the “New CEO Date”) or (ii) the date upon which the Executive's employment with the Corporation terminates for any reason, the terms and conditions with respect to the Executive's employment or termination of employment with the Corporation and the corresponding rights and obligations of the parties hereto shall remain solely as set forth under the Existing Agreement; provided, however, that commencing on the Effective Date, in addition to performing her regular duties as Chief Executive Officer, it is understood that the Executive will assist the Corporation in its efforts to actively recruit a successor Chief Executive Officer. In the event that the Executive remains employed with the Corporation until the New CEO Date, the Executive shall cease to be Chief Executive Officer upon the New CEO Date and shall thereafter continue to serve as an executive of the Corporation, in such capacities and upon such conditions as are hereinafter set forth, and the Existing Agreement shall automatically terminate and be superseded by the terms of this Agreement. For the avoidance of doubt, the Executive agrees that the commencement of the successor Chief Executive Officer's employment with the Corporation as Chief Executive Officer and the Executive's becoming Executive Chairman of the Corporation shall not constitute an event of “Constructive Termination” under the Existing Agreement and upon the termination of the Existing Agreement as contemplated by the preceding sentence, the Corporation and the Executive shall have no further rights or obligations under the Existing Agreement. In the event that the Executive's employment with the

Corporation terminates for any reason prior to the New CEO Date, the provisions set forth under the Existing Agreement shall apply and this Agreement shall be of no further effect.

2.Term. Subject to earlier termination pursuant to Section 5 of this Agreement, the Executive shall continue to be employed by the Corporation pursuant to the terms of this Agreement for a period commencing on the New CEO Date and ending on the second anniversary of the New CEO Date (unless extended by mutual written agreement of the parties) (the “Employment Term”). The Executive shall be considered an at-will employee and her employment may be terminated by either party subject only to the obligations of the parties upon such termination as may be set forth hereinafter.

3.Position and Duties.

(a)Position. During the Employment Term, the Executive shall serve as Executive Chairman and in such position, the Executive will assist the Chief Executive Officer with transition issues, advise the Board and the Chief Executive Officer regarding strategic initiatives and have such other authority and duties as may be reasonably determined by the Board.

(b)Business Time. During the Employment Term, the Executive agrees to devote her full business time during normal business hours to the business and affairs of the Corporation and to use her best efforts to perform faithfully and efficiently the responsibilities assigned to her hereunder, to the extent necessary to discharge such responsibilities. The Executive's continuing to serve on any boards and committees on which she is serving or with which she is otherwise associated immediately preceding the New CEO Date, or her service on any other boards and committees of which the Corporation has knowledge and does not object, in writing, within thirty (30) days after first becoming aware of such service, shall not be deemed to interfere with the performance of the Executive's services to the Corporation.

4.Compensation. The Executive shall be entitled to the following compensation during the Employment Term:

(a)Base Salary. The Executive shall receive a base salary (the “Base Salary”) payable in equal bi-weekly installments at an annual rate of $1,000,000. The Corporation shall review the Base Salary periodically and in light of such review may increase (but not decrease) the Base Salary taking into account any change in the Executive's responsibilities, increases in compensation of other senior executives of the Corporation, performance of the Executive and other pertinent factors, and such adjusted Base Salary shall then constitute the “Base Salary” for purposes of this Agreement. Neither the Base Salary nor any increase in Base Salary after the date hereof shall serve to limit or reduce any other obligation of the Corporation hereunder.

(b)Annual Bonus. For each fiscal year of the Corporation (or portion thereof) during the Employment Term in which she is employed by the Corporation through the last day of the applicable fiscal year (or the last day of the Employment Term pursuant to Section 5(e)), the Executive shall be eligible to receive a discretionary annual bonus (“Annual Bonus”) in such amount as determined in the sole discretion of the Board, based upon the Board's assessment of Executive's performance and success regarding transition and her other duties to the Corporation as Executive Chairman. The target amount for such Annual Bonus shall be 100% of the Base Salary for each full fiscal year during the Employment Term (with a pro-rata target for any partial fiscal year during the Employment Term), which target opportunity may be increased but not decreased except for annual reductions of up to ten percent (10%) that apply to all officers of the Corporation. In addition, with respect to the fiscal year in which the Employment Term commences, the Executive shall be entitled to receive a pro-rated portion of the annual bonus, if any, otherwise payable to Executive in respect of such fiscal year under the Corporation's Executive Incentive Plan based upon the number of days in such fiscal year that shall have elapsed through the commencement of the Employment Term divided by 365 (the “Pro-Rated Existing Agreement Bonus”). The Pro-Rated Existing Agreement Bonus and each Annual Bonus (or portion thereof) shall be paid in cash in the year next following the year for which the Pro-Rated Existing Agreement Bonus or Annual Bonus (or prorated portion) is earned or awarded, unless electively deferred by the Executive pursuant to any deferral programs or arrangements that the Corporation may make available to the Executive.

(c)Incentive and Savings Plans; Retirement and Death Benefit Programs.

(i)The Executive shall be entitled to participate in all incentive and savings plans and programs, including stock option plans and other equity-based compensation plans, and in all employee retirement, executive retirement and executive death benefit plans (including the SERP and SLIP) on a basis no less favorable than that basis generally available to other senior executives of the Corporation who become an elected or appointed officer of the Corporation on or after the date on which the Executive first became an elected or appointed officer of the Corporation. As of the effective date of the Existing Agreement, the Executive was entitled to a death benefit under the SLIP of $750,000. As of the effective date of the Existing Agreement, the Executive had accumulated fourteen (14) years and eleven (11) months of Creditable Service under the SERP.

(ii)Without limiting the generality of clause (i) above (but without duplication of benefits), subject to the Executive's continued employment with the Corporation through the applicable date of grant (x) with respect to the Corporation's 2012 fiscal year, if not previously granted under the Existing Agreement, the Executive shall receive a Chief Executive Officer level performance based long term incentive award as determined by the Board (as granted hereunder or under the Existing Agreement, the “2012 Award”) subject to such performance and other terms and conditions as are generally applicable to other senior executives of the Corporation, as determined without prejudice to any potential waiver of or beneficial treatment with respect to performance conditions as determined under the Change in Control Policy or any applicable agreements or plans under which such awards are granted (the “Standard Senior Executive Terms”) and (y) with respect to each subsequent fiscal year occurring during the Employment Term in respect of which performance based long term incentive awards were not previously granted under the Existing Agreement, the Executive shall receive performance based long term incentive awards with an aggregate value of four hundred (400) percent of Base Salary (such amount to be pro-rated for any partial year within the Employment Term), subject to the Standard Executive Terms (together with the 2012 Award, the “Agreement LTI Awards”); provided that, (i) subject to the Executive's continued employment through the second anniversary of the New CEO Date, any service vesting conditions with respect to the portion of any Agreement LTI Awards required to be granted pursuant to this Section 4(c) prior to the second anniversary of the New CEO Date (as determined prior to any extension of the Employment Term beyond such second anniversary date) will be deemed to be satisfied as of such second anniversary date (but with vesting subject to satisfaction of any applicable performance vesting conditions) and (ii) in lieu of any pro-rated acceleration of service vesting that would otherwise be applicable in the event of the Executive's termination of employment under the Standard Senior Executive Terms based upon the percentage of a service vesting period that had expired as of the Date of Termination, such service vesting condition under the Agreement LTI Awards shall be deemed fully satisfied in the event of a termination of Executive's employment under this Agreement by the Corporation without Cause, by the Executive for Constructive Termination or due to Executive's death or Disability, provided that vesting of the award will remain subject to satisfaction of any applicable performance vesting conditions.

(d)Other Benefit Plans. The Executive, her spouse and their eligible dependents (as defined in, and to the extent permitted by, the applicable plan), as the case may be, shall be entitled to participate in or be covered under all medical, dental, disability, group life, accidental death, and travel accident insurance plans and programs of the Corporation at the most favorable level of participation and providing the highest levels of benefits generally available under such plans and programs.

(e)Other Perquisites. The Executive shall also be entitled to:

(i)prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the policies and procedures of the Corporation providing the highest level of reimbursement on the least restrictive basis available under such policies and procedures;

(ii)paid vacation and fringe benefits in accordance with the most favorable policies of the Corporation; and

(iii)all forms of perquisite benefits made available to senior officers of the Corporation.

5.Termination.

(a)Disability. The Corporation may terminate the Executive's employment and the Employment Term after having established the Executive's Disability, by giving to the Executive written notice of its intention to terminate her employment, and her employment with the Corporation shall terminate effective on the 90th day after receipt of such notice if the Executive shall fail to return to full-time performance of her duties within ninety (90) days after such receipt. Notwithstanding the foregoing, in the event that, as a result of an absence because of mental or physical incapacity, the Executive incurs an earlier “separation from service” within the meaning of Section 409A, the Executive shall on such date automatically be terminated from employment as a Disability termination under this Section 5(a).

(b)Voluntary Termination by Executive. Notwithstanding anything in this Agreement to the contrary, the Executive may, upon not less than thirty (30) days' written notice to the Corporation, voluntarily terminate employment and the Employment Term for any reason (including retirement under the terms of the PRA as in effect from time to time), provided that any termination by the Executive pursuant to Section 5(d) on account of Constructive Termination shall not be treated as a voluntary termination under this Section 5(b).

(c)Termination by the Corporation. The Corporation at any time may terminate the Executive's employment and the Employment Term for Cause or without Cause.

(d)Constructive Termination. The Executive at any time may terminate her employment and the Employment Term for Constructive Termination.

(e)Expiration of the Employment Term. The Executive's employment and the Employment Term shall automatically be terminated upon the expiration of the Employment Term on the second anniversary of the New CEO Date (or such later date, if any, as may have been agreed between the parties pursuant to Section 2).

(f)Notice of Termination. Any termination by the Corporation for Cause or by the Executive for Constructive Termination shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 14(c). For purposes of this Agreement, a “Notice of Termination” means a written notice given, in the case of a termination for Cause, within sixty (60) days of the presiding or lead director of the Board or the Chairman of the Audit Committee of the Board having actual knowledge of the event and sufficient details of the event and the impact thereof to know that such event could reasonably be the basis for a termination of the Executive for Cause under this Agreement, and in the case of a termination for Constructive Termination, within sixty (60) days of the Executive's having actual knowledge of the events giving rise to such termination, and which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen (15) days after the giving of such notice). The failure by the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Constructive Termination shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing her rights hereunder.

(g)Date of Termination. For the purpose of this Agreement, the term “Date of Termination” means (i) in the case of a termination for which a Notice of Termination is required, the date of receipt of such Notice of Termination or, if later, the date specified therein, as the case may be and (ii) in all other cases, the actual date on which the Executive's employment terminates. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

6.Obligations of the Corporation Upon Termination. Upon termination of the Executive's employment with the Corporation, the Corporation shall have the following obligations:

(a)Death and Retirement. If the Executive's employment is terminated during the Employment Term by reason of the Executive's death or on or after the attainment of age sixty-five (65) (“Retirement”), the Executive's employment shall terminate without further obligations to the Executive's legal representatives under this Agreement other than payment of the Accrued Obligations. Unless otherwise required by applicable law, all Accrued Obligations shall be paid to the Executive, her beneficiaries or her estate, as applicable. In the event of the Retirement of the Executive, she and her family shall be entitled to benefits generally available upon Retirement to other senior executives of the Corporation and their families. In the event of the Executive's death, her family shall be entitled to receive benefits generally available to the surviving families of other senior executives of the Corporation.

(b)Disability. If the Executive's employment is terminated during the Employment Term by reason of the Executive's Disability, the Executive, the Executive's spouse, and their eligible dependents will be entitled to the following payments and continuation of benefits:

(A)during the “Section 6(b) Continuation Period” (defined below), the Executive, the Executive's spouse and their eligible dependents (as defined in, and to the extent permitted by, the applicable plan) shall be eligible to continue to participate in the Corporation's medical and dental plans, provided that they participated in such plans immediately prior to the Date of Termination and provided that the Executive pays to the Corporation, in equal, monthly installments over the course of the Section 6(b) Continuation Period, the full cost for such continued participation, and upon the expiration of such continued coverage, the Executive shall be entitled to elect to continue such coverage under COBRA or similar state law, as applicable, in accordance with the Corporation's policy from time to time; and

(B)during the Section 6(b) Continuation Period, the Executive, the Executive's spouse and their eligible dependents (as defined in, and to the extent permitted by, the applicable plan) shall continue to participate in the Corporation's group life and accidental death insurance plans;

provided that (I) any such benefit provided by the Corporation in any year will not be affected by the amount of any such benefit provided by the Corporation in any other year, subject to any maximum benefit limitations under the terms of the applicable health plan, and (II) under no circumstances will the Executive be permitted to liquidate or exchange any such benefit for cash or any other benefit. Further, to the extent any of the above benefits are subject to Section 409A, the provision of such benefit will be subject to Section 6(i) below. The Executive shall also be paid all Accrued Obligations. Thereafter, the Corporation shall have no further obligations to the Executive under this Agreement.

For purposes of this Section 6(b), the “Section 6(b) Continuation Period” is the 24 month period immediately following the Date of Termination.
(c)Termination by the Corporation for Cause; Voluntary Termination by Executive and Expiration of Employment Term. If (i) during the Employment Term the Executive's employment shall be terminated for Cause or voluntarily terminated by the Executive (other than on account of Constructive Termination) or (ii) the Executive's employment terminates upon the expiration of the Employment Term pursuant to Section 5(e), the Corporation shall pay the Executive the Accrued Obligations. Thereafter, the Corporation shall have no further obligations to the Executive under this Agreement.

(d)Other Termination of Employment If Not Related to Change in Control. If the Corporation (i) terminates the Executive's employment other than for Cause or Disability, or the Executive terminates her employment for Constructive Termination, and (ii) the termination does not constitute a Qualifying Termination for purposes of the Change in Control Policy, the Corporation shall, subject to Section 6(k), pay or provide to the Executive (x) her Accrued Obligations; (y) such severance amounts and benefits that are payable pursuant to the Severance Pay Plan (treating such termination as a termination by the Company without Cause, and treating the Executive as a Band/Level A02 Eligible Employee, under the Severance Pay Plan) and (z) an amount equal to the Executive's Annual Bonus otherwise payable pursuant to Section 4(b) based on the Board's assessment of the Executive's performance as described under Section 4(b), paid when such Annual Bonus would otherwise have become payable pursuant to Section 4(b) or, if later, on the Payment Date.

(e)Other Qualifying Termination in Connection With a Change in Control. If the Corporation (i) terminates the Executive's employment other than for Cause or Disability, or the Executive terminates her employment for Constructive Termination and (ii) the termination constitutes a Qualifying Termination for purposes of the Change in Control Policy, the Corporation shall, subject to Section 6(k), pay or provide the Executive her Accrued Obligations and such severance amounts and benefits as are payable under the Change in Control Policy. For the avoidance of doubt, the Executive's target Annual Bonus hereunder in the amount of 100% of Base Salary shall constitute the target annual incentive bonus for purposes of the Change in Control Policy.

(f)Other Termination of Employment Occurring During Pendency of Potential Change in Control. If the Corporation (i) terminates the Executive's employment other than for Cause or Disability, or the Executive terminates her employment for Constructive Termination and (ii) the Date of Termination occurs during the pendency of a Potential Change in Control, the Executive shall be entitled to the payments and benefits set forth in Section 6(d) hereof. In addition, in the event that a Change in Control occurs before the expiration of the pendency of the Potential Change in Control during which the Date of Termination occurred, the Executive shall also be entitled to such additional cash payments as would have been made under Section 6(e) hereof as if the Date of Termination had occurred immediately on the Change in Control Date, in excess of the amount of the cash payment made or to be made to the Executive under Section 6(d) hereof, but only if the Change in Control satisfies the definition of “change in control event” set forth in Final Treasury Regulation § 1.409A-3(i)(5). Any such additional cash payment will be made upon the later of (I) the day after the six-month anniversary of the Date of Termination and (II) the Change in Control Date (the “Section 6(f) Payment Date”).

(g)Payment of SERP Benefit. Capitalized terms used in this Section 6(g) but not defined herein shall have the meaning set forth in the SERP.

(A)Benefits Payable Pursuant to Existing Agreement. In the event that the Executive's retirement benefits under the SERP or the BRP become payable to the Executive (or to her beneficiary in the event of her death) prior to the New CEO Date, then such benefits will be paid in accordance with the terms of the Existing Agreement and the existing SERP or BRP, as applicable, including any payment elections previously made by the Executive, subject to any changes to the payment rules under such plans that are implemented in order that the payment of the SERP or BRP benefits will not violate Section 409A.

(B)Benefits Payable Pursuant to this Agreement. In the event that the Executive's retirement benefits under the SERP become payable to the Executive (or to her beneficiary in the event of her death) at any time on or after the New CEO Date, then the following provisions will control the payment and calculation of those benefits:

(1)Supplemental Retirement Allowance. Subject to the terms of this Section 6(g)(B)(1) and provided that the Date of Termination occurs on or after December 1, 2018, the Executive's Supplemental Retirement Allowance (SERP retirement benefits) will be calculated as follows:

(I)    2% of the Executive's Average Final Compensation (determined as of the Date of Termination) multiplied by the Executive's Creditable Service up to twenty-five (25) years; plus
(II)    1% of the Executive's Average Final Compensation (determined as of the Date of Termination) multiplied by the Executive's Creditable Service in excess of twenty-five years (but not to exceed thirty-five (35) years); minus
(III)    the Actuarial Equivalent of the benefit that would be payable to the Executive as a single life annuity under the PRA on the Date of Termination, as if the Executive elected to receive her benefit at such time in such form, regardless of whether the Executive actually elects to begin payment of her benefits under the PRA on the Date of Termination and regardless of the form of payment the Executive actually elects under the PRA.
The Supplemental Retirement Allowance will be paid beginning the seventh month after the month in which the Date of Termination occurs (the “SERP Payment Month”). The Supplemental Retirement Allowance will be paid as follows: (A) 80% of the benefit as a lump-

sum benefit will be paid during the SERP Payment Month; and (B) 20% of the benefit in five (5) equal annual installments beginning during the SERP Payment Month with each following installment to be paid on the next four anniversaries of the Date of Termination. Notwithstanding Section 6(i) below, the portion of the Supplemental Retirement Allowance to be paid under clause (A) of the preceding sentence, and the portion of the Supplemental Retirement Allowance to be paid under clause (B) of the preceding sentence during the SERP Payment Month, will accrue interest between the Date of Termination and the SERP Payment Month in accordance with the last sentence of Section 4.3 of the SERP.
If the Date of Termination occurs on or after October 1, 2013 (or, if the Executive becomes entitled to severance benefits under Section 6(d) above), but before December 1, 2018, then the amount of the Supplemental Retirement Allowance will be calculated as set forth in clauses (I), (II), and (III) above, but will be reduced in accordance with Section 4.2(c) of the SERP as a result of the Executive's early retirement. Notwithstanding the prior sentence, if the Date of Termination occurs on or after October 1, 2016, but before December 1, 2018, and the Retirement Board in its sole and absolute discretion determines that the Executive retired due to a hardship, then the Executive's Supplemental Retirement Allowance will not be reduced in accordance with the prior sentence.
If the Date of Termination occurs before October 1, 2013 (and the Executive is not entitled to severance benefits under Section 6(d) above), then, in lieu of the above payment formula, the Executive's Supplemental Retirement Allowance will be equal to the benefit she would have received under the BRP on such date had she been eligible for the BRP, in accordance with the benefit calculation terms of the BRP on her Date of Termination. The Supplemental Retirement Allowance in such circumstances will continue to be paid beginning in the SERP Payment Month and will continue to be paid as follows: (A) 80% of the benefit as a lump-sum benefit will be paid during the SERP Payment Month; and (B) 20% of the benefit in five (5) equal annual installments beginning during the SERP Payment Month with each following installment to be paid on the next four anniversaries of the Date of Termination. Notwithstanding Section 6(i) below, the portion of the Supplemental Retirement Allowance to be paid under clause (A) of the preceding sentence, and the portion of the Supplemental Retirement Allowance to be paid under clause (B) of the preceding sentence during the SERP Payment Month, will accrue interest between the Date of Termination and the SERP Payment Month in accordance with the last sentence of Section 4.3 of the SERP
For purposes of determining the Supplemental Retirement Allowance (but not the BRP benefit as provided in the immediately preceding paragraph) under this Section 6(g)(B)(1), the Executive's Creditable Service will be increased by the lesser of (x) two (2) years and (y) the number of years, including fractions, if any, remaining before the Executive reaches the age of 55 (as applicable, the “Enhancement Period”), if the Executive becomes entitled to severance benefits under Section 6(d) above. In such event, the Supplemental Retirement Allowance shall be calculated at the end of the additional Enhancement Period based on the Executive's age at the end of the Enhancement Period and discounted back to the SERP Payment Month using the interest rate on 30-year Treasury securities for the month of November of the prior calendar year (but not less than 5%). The Supplemental Retirement Allowance described in this Section 6(g)(B)(1) overrides the provisions of the SERP where there is a conflict.

(2)Beneficiary Allowance. In the event that the Executive should die while actively employed with the Corporation, then the Executive's Beneficiary will receive a Beneficiary Allowance (SERP death benefit) in the later of October 2013 or the first month following the Executive's death (the “Death Benefit Payment Month”). In such case, the Beneficiary Allowance will be paid to the Executive's Beneficiary, and the Beneficiary will receive a Beneficiary Allowance in the same form and at the same time as if the Executive were to begin to receive her Supplemental Retirement Allowance during the Death Benefit Payment Month. The amount of the Beneficiary's Allowance will be determined in accordance with Section 5.1(b) of the SERP. If the Executive dies after the Date of Termination, then no Beneficiary Allowance will be payable (although the Supplemental Retirement Allowance will continue to be paid in accordance with its terms).

Unless the Executive elects in writing otherwise prior to her death, her Beneficiary is deemed to be her spouse. In the event that the Executive elects for a trust or her estate to be her Beneficiary, then the Beneficiary Allowance will be determined as if the Beneficiary (her trust or estate) were five (5) years younger than her on the date of her death. The Beneficiary Allowance described in this Section 6(g)(B)(2) overrides the provisions of the SERP where there is a conflict.
(3)Dependent Children Allowance. In the event that the Executive should die while actively employed with the Corporation, each “Dependent Child” at the time of the Executive's death, for up to four (4) such children, will receive an annual Dependent Child Allowance (the SERP dependent child death benefit) beginning in the first month following the Executive's death. This Dependent Child Allowance will continue to be paid to each such Dependent Child on each anniversary of the initial payment date as long as such child remains a “Dependent Child” on the subsequent payment date. After the date of the Executive's death, no individual can become a “Dependent Child.” The Dependent Child Allowance will be paid in addition to the death benefit described under Section 6(g)(B)(2) above. If the Executive dies after the Date of Termination, then no Dependent Child Allowance will be payable.

A “Dependent Child” is a child of the Executive or her Domestic Partner that is unmarried and either: (I) has not attained age 21 at the time of the Executive's death; or (II) is Incapacitated and has not attained age 25 at the time of the Executive's death. A “Dependent Child” under clause (I) of the preceding sentence shall no longer be a “Dependent Child” upon getting married or attaining age 21, and a “Dependent Child” under clause (II) of the preceding sentence shall no longer be a “Dependent Child” upon getting married or attaining age 25, in either case whichever is earlier. “Incapacitated” is defined in accordance with a child's eligibility for federal SSI benefits and means that the Executive's child has a physical or mental condition(s) on the date of the Executive's death that began prior to the child's attainment of age 19, that very seriously limits his or her activities, and that has lasted or can be expected to last for at least one year or to result in his or her death. A “child” for these purposes is a child born to or legally adopted by the Executive or the Executive's Domestic Partner, or a child who became a stepchild of the Executive, in each instance living with the Executive or the Executive's Domestic Partner in a normal parent-child relationship prior to the date of the Executive's death (or, in the case of any stepchild, on the date of the Executive's death).
The amount of the annual Dependent Child Allowance is equal to ten percent (10%) of the annual Beneficiary's Allowance, determined as if such Beneficiary's Allowance were payable as a single life annuity beginning as of the date of the Executive's death. For purposes of this paragraph, the amount of the annual Beneficiary's Allowance will be calculated in accordance with the provisions of Sections 5.2(a), 5.2(b), 5.2(c), and 5.2(d) of the SERP which provide, inter alia, that the Executive's spouse or Domestic Partner will be deemed to be her Beneficiary for this purpose and which increase the amount of the annual Beneficiary's Allowance to account for certain death benefits that are payable on the life of the Executive under the “Retirement Plan” and any “Other Plan” (as those terms are defined in the SERP).
If there are more than four Dependent Children, the total amount otherwise payable to the four Dependent Children shall be divided equally among all Dependent Children at the time such payment is made. When a child ceases to be a Dependent Child, the total allowance then payable will be reallocated among the remaining Dependent Children to the extent applicable; provided that no Dependent Child shall be entitled to an allowance in excess of the benefit set forth above.
The Dependent Child Allowance described in this Section 6(g)(B)(3) overrides the provisions of the SERP where there is a conflict.
(4)Forfeiture of SERP Benefits. For the avoidance of doubt, payment, including continued payment if applicable, of any SERP benefit to or on behalf of the Executive is subject to the forfeiture provisions contained in Sections 8.5 and 8.6 of the SERP.

(C)In order to comply with Section 409A and avoid unfavorable tax treatment, this Agreement makes certain changes to the SERP and, for purposes of Section 409A compliance, this Agreement will be deemed to have amended any non-conforming provisions of the SERP. This Section 6(g) is an “Individual Agreement” under the SERP. To the extent that the provisions of the SERP and the related rabbi trust agreement are inconsistent with the terms of this Agreement, the terms of this Agreement will control. By signing the Existing Agreement, the Executive previously (1) consented to the amendments to the SERP contained in this Agreement, (2) consented to the amendments made to the SERP as it was amended and restated effective January 1, 2009, (3) consented to the amendments made to the related rabbi trust agreement, which amendments were effective January 1, 2009, and (4) waived any rights to benefits that she otherwise may have had under Section 10 of the SERP (as the SERP was in effect prior to it being amended and restated as of January 1, 2009) as a result of such amendments. By virtue of receiving benefits under the SERP and this Section 6(g), the Executive will not be entitled to any retirement benefit under the BRP and hereby waives any right that she may otherwise have to a benefit under the BRP. By way of clarification, if the Date of Termination occurs before October 1, 2013 (and the Executive is not entitled to severance benefits under Section 6(d) above), the amount of the Supplemental Retirement Allowance to be paid to the Executive under the SERP will be determined using the formula set forth in the BRP, although the time and form of the Supplemental Retirement Allowance will continue to be determined in accordance with this Section 6(g) and the SERP.

(h)Payment of SLIP Benefit. The Executive will participate in the SLIP while she is actively employed by the Corporation, and, if she is receiving benefits under Section 6(d) above, for the Section 6(d) Continuation Period. The Executive's SLIP benefit will be paid on her behalf if she dies while she is actively employed by the Corporation, or, if she is receiving benefits under Section 6(d) above, during the Section 6(d) Continuation Period. In all other circumstances, no SLIP benefit will be payable. The amount of the Executive's SLIP benefit is set forth in Section 4(c) above and, if payable, will be paid to her beneficiary named under the SLIP.

(i)Six-Month Wait Under Section 409A. To the extent that any amount payable or benefit to be provided under this Agreement constitutes an amount payable or benefit to be provided under a “nonqualified deferred compensation plan” (as defined in Section 409A) upon a “separation from service” (as defined in Section 409A), including any amount payable or benefit to be provided under this Section 6, and to the extent that the Executive is deemed to be a “specified employee” (as that term is defined in Section 409A and pursuant to procedures established by the Corporation) on the “separation from service” date, then, notwithstanding any other provision in this Agreement to the contrary, such payment or benefit provision will not be made to the Executive during the six-month period immediately following her “separation from service” date. Instead, on the first day of the seventh month following such “separation from service” date, all amounts that otherwise would have been paid or provided to the Executive during that six-month period, but were not paid or provided because of this Section 6(i), will be paid or provided to the Executive at such time, with any cash payment to be made in a single lump sum (and, except as otherwise provided in Sections 6(e)(D) and 6(g) above, without any interest with respect to that six-month period). This six-month delay will cease to be applicable if the Executive “separates from service” due to death or if she dies before the six-month period has elapsed.

(j)Discharge of Corporation's Obligations. Subject to the performance of its obligations under Sections 6, 7, 8 and 11, the Corporation shall have no further obligations to the Executive under this Agreement in respect of any termination by the Executive as provided for Constructive Termination or by the Corporation other than for Cause or Disability.

(k)Release. All amounts payable and benefits provided pursuant to Sections 6(d), (e) or (f), other than Accrued Obligations, shall only be payable if the Executive delivers the Release to the Corporation (and it is no longer subject to revocation) within sixty (60) days after the Date of Termination; provided, however, that if such 60 day period begins in one calendar year and ends in a second calendar year, then such payments and benefits shall not commence until the second of such two calendar years (regardless of whether the Executive delivers the required Release in the first calendar year or in the second calendar year). The Release shall be a general release of all claims in the form generally then used by the Corporation for executives, which shall be delivered to the Executive by the Corporation within seven (7) days after the Date of Termination; provided that the Executive shall not release the Corporation of any obligations to indemnify the Executive or cover the Executive under the Corporation's director and officer liability insurance policy.

(l)Notwithstanding salary continuation payments hereunder resulting from a Constructive Termination, such payments shall not be considered salary continuation periods or severance periods under the Corporation's post-employment equity vesting and exercise policies unless otherwise specifically provided in a grant or other agreement between the parties.

7.Treatment of Equity Awards upon Change in Control. In the event of a Change in Control, the Executive's rights with respect to any then outstanding equity-based awards will be determined in accordance with the terms of the Change in Control Policy and any applicable equity-based plans of the Corporation and the award agreements thereunder, as determined without prejudice to the Executive's rights under Section 4(c) hereof with respect to Agreement LTI Awards.

8.Code Section 280G. In the event that any amount or benefit paid or distributed to the Executive by the Corporation or any Affiliated Company, whether pursuant to this Agreement or otherwise (collectively, the “Covered Payments”), is or becomes subject to the tax (the “Excise Tax”) imposed under Section 4999 of the Code or any similar tax that may hereafter be imposed in connection with, or as a result of a transaction described in Section 280G(b)(2)(A)(i) of the Code which occurs during the Employment Term, then the Covered Payments shall be reduced to the extent necessary so that no portion of the Covered Payments is subject to the Excise Tax. If the determination made pursuant to this Section 8 results in a reduction of the payments that would otherwise be paid to the Executive except for the application of this Section 8, such reduction in payments due under this Agreement shall be first applied to reduce any cash severance payments that the Executive would otherwise be entitled to receive hereunder and shall thereafter be applied to reduce other payments and benefits in a manner that would not result in subjecting the Executive to additional taxation under Section 409A.

9.Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Corporation or any of its Affiliated Companies and for which the Executive may qualify, nor shall anything herein limit or otherwise prejudice such rights as the Executive may have under any other agreements with the Corporation or any Affiliated Companies, including, but not limited to, stock option or restricted stock agreements. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Corporation or any Affiliated Companies at or subsequent to the Date of Termination shall be payable in accordance with such plan or program. Notwithstanding the foregoing, except as set forth under Sections 6(d) or 6(e) regarding the Executive's potential participation under the Corporation's Severance Pay Plan or Change in Control Policy, the Executive will not participate in any severance plan maintained by the Corporation or any Affiliated Company.

10.Full Settlement. Except as provided in Section 12(b), the Corporation's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Corporation may have against the Executive or others whether by reason of the subsequent employment of the Executive or otherwise. In no event shall the Executive be obligated to seek other employment by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. In the event that the Executive shall in good faith give a Notice of Termination for Constructive Termination and it shall thereafter be determined that Constructive Termination did not take place, the employment of the Executive shall, unless the Corporation and the Executive shall otherwise mutually agree, be deemed to have terminated, at the date of giving such purported Notice of Termination, by mutual consent of the Corporation and the Executive and, except as provided in the last preceding sentence, the Executive shall be entitled to receive only those payments and benefits which she would have been entitled to receive at such date had she terminated her employment voluntarily at such date under this Agreement.

11.Legal Fees and Expenses. In the event that a claim for payments or benefits under this Agreement is disputed, the Corporation shall pay all reasonable attorney fees and expenses incurred by the Executive in pursuing such claim, provided that the Executive is successful as to at least part of the disputed claim by reason of litigation, arbitration or settlement. Any amount payable by the Corporation pursuant to this Section 11 will be paid as follows: (a) if the disputed claim has not been resolved (whether via litigation, arbitration, or settlement) by the end of any calendar year subsequent to the time that a claim for payment has been disputed, then the Corporation shall reimburse the Executive by no later than December 31 of the following calendar year for all reasonable attorney fees and expenses incurred by the Executive during such calendar year in pursuing such claim, provided that the Executive will be required to repay such amounts promptly to the Corporation upon the resolution of such disputed claim unless she is successful as to at least part of the disputed claim; and (b) upon resolution of the disputed claim (whether via litigation, arbitration, or settlement), the Corporation shall reimburse the Executive by no later than December 31 of the calendar year following the year in which such resolution occurs for all reasonable attorney fees and expenses incurred by the Executive in pursuing such claim during the calendar year in which such resolution occurs, but only if the Executive has been successful as to at least part of the disputed claim. Notwithstanding the foregoing, in no event will the Executive be reimbursed for any fees or expenses under clauses (a) and (b) of the immediately prior sentence later than sixty (60) days after the disputed claim has been resolved. The reimbursement right set forth in this Section 11 shall be limited to fees and expenses incurred during the Executive's employment with the Corporation and during the ten-year period immediately thereafter. Any amount paid by the Corporation in any year under this Section 11 will not be affected by the amount of any payment made by the Corporation pursuant to this Section 11 in any other year, and under no circumstances will the Executive by permitted to liquidate or exchange the benefit afforded her in this Section 11 for cash or any other benefit. This benefit is subject to the limitations set forth in Section 6(i) above.

12.Confidential Information and Noncompetition.

(a)The Executive shall hold in a fiduciary capacity for the benefit of the Corporation all secret or confidential information, knowledge or data, including without limitation all trade secrets, relating to the Corporation or any Affiliated Companies, and their respective businesses, (i) obtained by the Executive during her employment by the Corporation or any of its Affiliated Companies and (ii) which is not otherwise publicly known (other than by reason of an unauthorized act by the Executive). After termination of the Executive's employment with the Corporation, the Executive shall not, without the prior written consent of the Corporation, unless compelled pursuant to an order of a court or other body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Corporation and those designated by it. In no event shall an asserted violation of the provisions of this Section 12(a) constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

(b)Upon termination of the Executive's employment for any reason whatsoever prior to a Change in Control, the Executive shall not, without the prior written consent of the Corporation, during the two-year period following the Date of Termination (i) accept employment or enter into a consulting or advisory arrangement with Amway Corporation, Sara Lee Corporation, Premark International, Inc., Mary Kay Cosmetics, Inc., or any of their affiliates; or (ii) directly solicit or aid in the direct solicitation of any employees of the Corporation or an Affiliated Company to leave their employment. In the event the Executive violates the terms of this Section 12(b), all benefit continuation coverage that the Executive and/or her family members are then receiving pursuant to the terms of Section 6(d) shall cease. Also, in the event that this Section 12(b) is determined to be unenforceable in part, it shall be construed to be enforceable to the maximum extent permitted by law.

13.Successors.

(a)This Agreement is personal to the Executive and, without the prior written consent of the Corporation, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

(b)This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors. The Corporation shall require any successor to all or substantially all of the business and/or assets of the Corporation, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Corporation would be required to perform if no such succession had taken place.

14.Miscellaneous.

(a)Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, applied without reference to principles of conflict of laws.

(b)Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(c)Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	at her home address as set forth in the records of the Corporation from time to time;

If to the Corporation:	Avon Products, Inc. 1345 Avenue of the Americas New York, New York 10105-0196 Attention: Secretary;

(with a copy to the attention of the General Counsel) or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
(d)Tax Withholding. The Corporation may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(f)Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(g)Entire Agreement. This Agreement expresses the entire understanding and agreement of the parties regarding the terms and conditions governing the Executive's employment with the Corporation, and all prior agreements governing the Executive's employment with the Corporation shall have no further effect (including, without limitation, the Existing Agreement); provided, however, that except as specifically provided herein, the terms of this Agreement do not supersede the terms of any grant or award to the Executive under the 2000 Stock Incentive Plan, 2005 Stock Incentive Plan, 2010 Stock Incentive Plan, Executive Incentive Plan, SERP, SLIP, BRP, and any other similar or successor plan or program, or the terms of any agreement by the Executive to assign to the Corporation or any of its Affiliated Companies any rights that she may have in patents, trademarks, copyrights and any other intellectual property.

(h)Additional Section 409A Provisions. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the Date of Termination”), the actual date of payment within the specified period shall be within the sole discretion of the Corporation. Also, if under this Agreement an amount is to be paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

15.Definitions.

(a)“Accrued Obligations” shall mean the following amounts, which shall be paid as provided below: (i) the Executive's full Base Salary through the Date of Termination, which shall be paid within thirty (30) days of the Date of Termination; (ii) in the case of death or Retirement, the product of the Annual Bonus paid to the Executive for the last full fiscal year of the Corporation and a fraction, the numerator of which is the number of days in the current fiscal year of the Corporation through the Date of Termination, and the denominator of which is 365, which shall be paid, in the case of death, within thirty (30) days of the Date of Termination, and, in the case of Retirement, during the calendar year following the calendar year in which the Date of Termination occurs at such time during the year that such bonus would have been paid to her if she had continued to work, subject to Section 6(i) above; (iii) any compensation previously deferred by the Executive (together with any accrued earnings thereon) and not yet paid by the Corporation and any accrued vacation pay for the current year not yet paid by the Corporation, which shall be paid in accordance with the terms of the applicable plans or policy; (iv) any amounts or benefits owing to the Executive or to the Executive's beneficiaries under the then applicable employee benefit plans or policies of the Corporation, which shall be paid in accordance with the terms of the applicable plans or policies; (v) any amounts owing to the Executive for reimbursement of expenses properly incurred by the Executive prior to the Date of Termination and which are reimbursable in accordance with the reimbursement policy of the Corporation described in Section 4(e) and (vi) any Pro-Rated Existing Agreement Bonus or Annual Bonus earned by the Executive pursuant to Section 4(b) with respect to any fiscal year of the Corporation for which the Executive remains employed through the last day of such fiscal year (or the last day of the Employment Term in the case of a termination pursuant to Section 5(e)).

(b)“Affiliated Company” shall mean any company controlling, controlled by or under common control with the Corporation.

(c)“Annual Bonus” shall have the meaning set forth in Section 4(b).

(d)“Base Salary” shall have the meaning set forth in Section 4(a).

(e)“Board” shall mean the Board of Directors of the Corporation.

(f)“BRP” shall mean the Benefit Restoration Pension Plan of Avon Products, Inc., as amended from time to time.

(g)“Cause” shall mean (i) an act or acts of dishonesty or gross misconduct on the Executive's part which result or are intended to result in material damage to the Corporation's business or reputation or (ii) repeated material violations by the Executive of her obligations under Section 3 of this Agreement which violations are demonstrably willful and deliberate on the Executive's part and which result in material damage to the Corporation's business or reputation and as to which material violations the Board has notified the Executive in writing.

(h)“Change in Control” has the meaning provided to such term under the Change in Control Policy.

(i)“Change in Control Policy” means the Corporation's Change Control Policy, as amended from time to time.

(j) “Change in Control Date” shall mean the date on which a Change in Control shall be deemed to have occurred.

(k)“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(l)“Code” shall mean the Internal Revenue Code of 1986, as amended.

(m)“Constructive Termination” shall mean any of the following:

(A)Reduction in Base Salary, other than as contemplated by the Agreement.

(B)Reduction in annual target bonus opportunity (excluding annual reductions of up to 10% that apply to all officers of the Corporation).

(C)A change of more than twenty-five (25) miles in the office or location where the Executive is based.

(D)(1) In General. With respect to any period during the Employment Term and not within the two year period following a Change in Control Date and not during the pendency of a Potential Change in Control, a demotion to a position below that of Executive Chairman.

(2)    Change in Control. With respect to any period during the pendency of a Potential Change in Control and the two year period following a Change in Control Date, in each case which occurs during the Employment Term, unless with the express written consent of the Executive, (I) the assignment to the Executive of any duties inconsistent in any substantial respect with the Executive's position, authority or responsibilities as contemplated by Section 3 of this Agreement, or (II) any other substantial change in such position, including titles, authority or responsibilities, from those previously held by the Executive immediately prior to the Potential Change in Control or Change in Control Date, as applicable, except as contemplated by Section 3 of the Agreement. The Executive's position, authority and responsibilities shall not be regarded as not commensurate with previous position, authority and responsibilities merely by virtue of the fact that a successor shall have acquired all or substantially all of the business and/or assets of the Corporation.

(E)(1) In General. With respect to any period during the Employment Term and not within the two year period following a Change in Control Date and not during the pendency of a Potential Change in Control, any material reduction in any of the benefits described in Sections 4(c) through 4(e) hereof (excluding, in each case, reductions that apply to all officers of the Corporation).

(2)    Change in Control. With respect to any period during the pendency of a Potential Change in Control and the two year period following a Change in Control Date, in each case which occurs during the Employment Term, any failure by the Corporation to comply with any of the provisions of Section 4 of this Agreement, other than an insubstantial or inadvertent failure remedied by the Corporation promptly after receipt of notice thereof given by the Executive.

(F)Any failure of the Corporation to obtain the assumption and agreement to perform this Agreement by a successor as contemplated by Section 13(b), provided that the successor has had actual written notice of the existence of this Agreement and its terms and an opportunity to assume the Corporation's responsibilities under this Agreement during a period of ten (10) business days after receipt of such notice.

(n)“Covered Payments” shall have the meaning set forth in Section 8.

(o)“Date of Termination” shall have the meaning set forth in Section 5(f).

(p)“Disability” shall mean a disability which would entitle the Executive to receive full long-term disability benefits under the Corporation's long-term disability plan on terms substantially similar to those of the long-term disability plan as in effect on the Effective Date.

(q)“Excise Tax” shall have the meaning set forth in Section 8.

(r)“Existing Agreement” shall have the meaning set forth in the first WHEREAS clause above.

(s)“Interest Rate” shall mean the interest rate payable on one year Treasury Bills in effect on the day that is thirty (30) business days (days other than Saturday, Sunday or legal holidays in the City of New York) prior to the Date of Termination.

(t)“Notice of Termination” shall have the meaning set forth in Section 5(f).

(u)“Payment Date” shall mean the sixtieth (60th) day after the Date of Termination, except to the extent that Section 6(i) requires a later payment date.

(v)“Potential Change in Control” shall be deemed to have occurred upon:

(A)the commencement of a tender or exchange offer by any third person (other than a tender or exchange offer which, if consummated, would not result in a Change in Control) for 20% or more of the then outstanding shares of common stock or combined voting power of the Corporation's then outstanding voting securities;

(B)the execution of an agreement by the Corporation, the consummation of which would result in the occurrence of a Change in Control;

(C)the public announcement by any person (including the Corporation) of an intention to take or to consider taking actions which if consummated would constitute a Change in Control other than through a contested election for directors of the Corporation; or

(D)the adoption by the Board, as a result of other circumstances, including circumstances similar or related to the foregoing, or a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

A Potential Change in Control will be deemed to be pending from the occurrence of the event giving rise to the Potential Change in Control until the earlier of the first anniversary thereof or the date the Board determines in good faith that such events will not result in the occurrence of a Change in Control. Notwithstanding the foregoing, no Potential Change in Control shall be deemed to have occurred for purposes of this Agreement (i) by reason of any actions or events in which the Executive participates in a capacity other than in her capacity as Executive (or as a director of the Corporation or a Subsidiary, as applicable) or (ii) if prior to occurrence of an event that would have given rise to a Potential Change in Control, the Executive is demoted below the position described in Section 3(a) hereof and the Board provides written notification to the Executive, no later than thirty (30) days thereafter, that a Potential Change in Control will not be deemed to occur with respect to the Executive.
(w)“PRA” shall mean the Avon Products, Inc. Personal Retirement Account Plan, as amended from time to time.

(x)“Qualified Plan” shall mean an employee benefit plan qualified (or which is intended to be qualified) under Section 401(a) of the Code.

(y)“Qualifying Termination” shall have the meaning assigned to such term under the Change in Control Policy, except that references therein to “Good Reason” shall be deemed to refer to a “Constructive Termination” within the meaning of this Agreement.

(z)“Section 409A” shall mean Section 409A of the Code.

(aa)“Severance Pay Plan” shall mean the Corporation's Severance Pay Plan applicable to senior executive of the Corporation, as amended from time to time.

(bb)    “SERP” shall mean the Supplemental Executive Retirement Plan of Avon Products, Inc., amended and restated as of January 1, 2009, and as such plan is amended from time to time.

(cc)    “SLIP” shall mean the Supplemental Life Plan of Avon Products, Inc., amended and restated as of January 1, 2009, and as such plan is amended from time to time.

(dd)    “Subsidiary” shall mean any majority owned subsidiary of the Corporation.

IN WITNESS WHEREOF, the Executive has hereunto set her hand and the Corporation has caused this Agreement to be executed in its name on its behalf, all effective as of the day and year first above written.
AVON PRODUCTS, INC.

By:    /s/ Kim K. W. Rucker
Kim K.W. Rucker
Title: Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer

EXECUTIVE:

/s/ Andrea Jung
Andrea Jung